Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS PROVIDES UPDATE ON ACCOUNTING REVIEW

HIGHLANDS RANCH, Colorado, August 21, 2014 – Advanced Emissions Solutions, Inc. (NASDAQ:ADES) (the “Company”) today announced that the Audit Committee (the “Audit Committee”) of its Board of Directors, upon the recommendation of the Company’s management, has determined that the Company’s financial statements filed on Form 10-Q for the quarters ended March 31, June 30, and September 30 of 2011 and 2012, or the annual financial statements filed on Form 10-K for the years ended December 31, 2011 and 2012 (the “Non-Reliance Periods”) should not be relied upon and will likely be restated.

The re-audits are still in progress, but based upon adjustments that have been identified to date, which impact a significant number of individual balance sheet and income statement line items, and the likelihood of additional adjustments as the re-audits continue, the Company has determined it should make a non-reliance determination at this time.

As part of the re-audit, the Company is also evaluating whether or not the financial statements of Clean Coal Solutions, LLC (“CCS”), should have been consolidated or accounted for as an equity method investment in the Non-Reliance Periods. This evaluation includes additional technical accounting research, review of complex key documents, and consultation with current and former public accounting firms, and the Company is still in the process of making its determination. If the Company determines that it should have accounted for its investment in CCS under the equity method, this would materially impact, and require a restatement of, the Company’s previously reported financial statements for the Non-Reliance Periods. Whether the Company accounts for CCS on a consolidated basis or as an equity investment, it does not change the Company’s ownership in, or the economic benefits the Company receives from, CCS.

Dr. Michael D. Durham, Company President and CEO commented, “We continue to move ahead with the accounting review and have taken a number of steps to enhance our staff and structure to meet the needs of a growing company. The preliminary and possible accounting adjustments will likely impact how our historical and future financial reports are presented; however, they do not impact the amount or our ownership of the cash flows from our businesses. The accounting review, while difficult, is making Advanced Emissions Solutions a stronger company, and our excitement for the rest of 2014 and beyond is unchanged.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BCSI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

Graham Mattison

Vice President, Investor Relations

(720) 889-6206

graham.mattison@adaes.com